Filed Pursuant to Rule 424(b)(3)
Registration File No.: 333-288715

BLACKROCK INVESTMENT QUALITY MUNICIPAL TRUST, INC.

BLACKROCK MUNIYIELD FUND, INC.

BLACKROCK MUNIYIELD QUALITY FUND II, INC.

BLACKROCK VIRGINIA MUNICIPAL BOND TRUST

BLACKROCK MUNIYIELD PENNSYLVANIA QUALITY FUND

BLACKROCK MUNIYIELD QUALITY FUND, INC.

Important Information Regarding the Joint Proxy Statement/Prospectus, dated September 4, 2025 for BlackRock Investment Quality Municipal Trust, Inc. (“BKN”), BlackRock MuniYield Fund, Inc. (“MYD”), BlackRock MuniYield Quality Fund II, Inc. (“MQT”), BlackRock Virginia Municipal Bond Trust (“BHV”), BlackRock MuniYield Pennsylvania Quality Fund (“MPA”) and BlackRock MuniYield Quality Fund, Inc. (“MQY” or the “Acquiring Fund”)

The following changes are made to the Joint Proxy Statement/Prospectus:

The Section of the Joint Proxy Statement/Prospectus entitled “Voting Information and Requirements – Voting Requirement for Proposal 2: The Issuance of Acquiring Fund Common Shares” is deleted in its entirety and replaced with the following information:

 Voting Requirement for Proposal 2: The Issuance of Acquiring Fund Common Shares

Proposals	Required Approval of Shareholders
Proposal 2(A): The common shareholders and VRDP Holders of the Acquiring Fund are being asked to vote as a single class on a proposal to approve the BKN Issuance.	Majority of votes entitled to be cast present at the Special Meeting or represented by proxy

Proposal 2(B): The common shareholders and VRDP Holders of the Acquiring Fund are being asked to vote as a single class on a proposal to approve the MYD Issuance.	Majority of votes entitled to be cast present at the Special Meeting or represented by proxy

Proposal 2(C): The common shareholders and VRDP Holders of the Acquiring Fund are being asked to vote as a single class on a proposal to approve the MQT Issuance.	Majority of votes entitled to be cast present at the Special Meeting or represented by proxy

Proposal 2(D): The common shareholders and VRDP Holders of the Acquiring Fund are being asked to vote as a single class on a proposal to approve the BHV Issuance.	Majority of votes entitled to be cast present at the Special Meeting or represented by proxy

Proposal 2(E): The common shareholders and VRDP Holders of the Acquiring Fund are being asked to vote as a single class on a proposal to approve the MPA Issuance.	Majority of votes entitled to be cast present at the Special Meeting or represented by proxy

All other references in the Joint Proxy Statement/Prospectus and the accompanying exhibits referencing the vote requirement for shareholders to approve Proposals 2(A), 2(B), 2(C), 2(D) and 2(E) are hereby revised and restated to reflect the vote requirements stated in the table above.